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							    Exhibit 99.1


D. Effect of a Failure to Receive a Majority of "For" Votes in a Director Election

1. Required Resignation. In an uncontested election of directors, any incumbent director who fails to receive more "For" votes than "Withhold" will promptly tender his or her resignation to the Presiding Director
(or such other director designated by the Board if the director failing to receive the majority of votes cast is the Presiding Director) following certification of the stockholder vote. The Presiding Director shall then refer the matter to the Nominating and Governance Committee.

2. Consideration of Resignation. The Nominating and Governance Committee will promptly consider the resignation submitted by an incumbent director who fails to receive more "for" votes than "withhold" votes and will recommend to the Board whether to accept the tendered resignation or reject it.
If, because of recusals, the Nominating and Governance Committee is unable to meet and consider the issue with a quorum of its members participating in the discussion, the Board may assign the issue to another committee consisting solely of independent directors or may deliberate and decide the issue without first referring it to a committee. In considering whether to accept or reject the tendered resignation, the Nominating and Governance Committee (or other committee to which the issue is assigned) will consider whatever factors its members deem relevant including, without limitation, the stated reasons for the "withhold" votes, the length of service and qualifications of the director whose resignation has been tendered, the director's contributions to the Company, and the mix of skills and backgrounds on the Board.

3. Board Action. The Board will act on the Nominating and Governance Committee's recommendation no later than 90 days following the certification of the election in question. In considering the Nominating and Governance Committee's recommendation, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information and factors as the directors deem relevant. Following the Board's decision on the Nominating and Governance Committee's recommendation, the Company will publicly disclose the Board's decision (and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission. If the Board does not accept the director's resignation, it may elect to address the underlying stockholder concerns related to the "withheld" votes or take such other actions that the Board deems appropriate and in the best interests of the Company and its stockholders.

4. Vacancies. To the extent that the Board accepts one or more directors' resignations, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

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5. Recusal.  Any director who tenders his or her resignation pursuant to this provision will not vote on the issue of whether his or her tendered resignation shall be accepted or rejected.

6. Inclusion in Company's Corporate Governance Guidelines. This corporate governance guideline will be included in the Company's Corporate Governance Guidelines and published on the Company's website.